Exhibit 10.4

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement is between Envoy Group Corp, soon to be named Black Cactus Global, Inc (“Global Inc”) of 8275 S. Eastern Avenue, Suite 200, Las Vegas, Nevada 89123 and World on Wireless (UK) Limited (“WOW”) of Phoenix House, Escott, Nr. Williton, Taunton, Somerset TA4 4JQ

WHEREAS Global Inc is the exclusive licensee, and has rights in and to, certain proprietary Software, Know-How, and Copyrights (collectively, the “Sublicensed Materials”) which it intends to market and deploy internationally.

WHEREAS WOW owns the Intellectual Property that provides white label payment systems and services on an international basis to banks, financial institutions, remittance companies and retail chains. These services include mobile wallets, merchant payments, physical and on-line payment points, consumer credit products, merchant cash advances, PCI and closed loop payment card services, loyalty and rewards programs and web based shopping malls. WOW is interconnected to all mobile payment networks and can be used by any mobile phone world-wide.

WOW customers obtain their systems and products on 3-5 year rolling licensing agreements or deferred payment programs that minimizes the service provider’s capital outlay. WOW provides their customers with continuous technical and future development support and shares service providers’ revenues. WOW has established major network partnerships, support facilities, and mobile spending and credit option products to provide unrivaled value, benefits and convenience directly to consumers and merchants.

The WOW management and development staff have considerable experience and knowledge of mobile and electronic payment markets and have continually developed payment systems, applications and network interfaces for future market needs. WOW has expanded their global reach and incorporated crypto-currencies into their existing fiat currency services and rewards programs.

Now Global Inc wishes to avail itself of WOW’s Intellectual Property, extensive experience, knowledge and development skills in the payment systems market by integrating this into Global Inc’s Blockchain Platform. Global Inc also sees the value in being able to use WOW’s network of clients and business associates to assist it in expanding its business reach and business interests. To achieve these goals Global Inc has agreed to acquire all the issued share capital of WOW on the following terms and conditions:

1.

Proposed Transaction:   Global Inc agrees to acquire all the issued Ordinary Shares of WOW from the existing shareholders which will consist of all the assets of WOW which assets are to include, but not limited to all the Intellectual Property, Research and Development, contracts, accounts receivable, licenses, the acquisition to be satisfied by Global Inc issuing Three Million two hundred thousand (3,200,000) Common Shares $0.0001 par value, fully paid to the existing shareholders of WOW, or their nominees.  These shares shall be subject to all the terms, conditions and restrictions imposed by the Securities Exchange (“SE”). These shares will only be issued once Global Inc has received the source code and software to the Intellectual Property of all WOW’s programs, platforms and products as detailed in Appendix 1, and has been able to have them independently verified.  In the event the total value of Global Inc’s shares being issued do not equate to US Dollars Two Million (US$2,000,000.00) based on the quoted price per share on 15th January, 2019, the shareholders of WOW will be entitled to receive additional shares to bring the total value of the shares they receive to US Dollars Two Million (US$2,000,000.00).

2.

Purchase of WOW’s Assets:   Subject to the term and conditions set forth in this Agreement, the parties express their mutual intention to effect the Transaction pursuant to which Global Inc will acquire all the issued Ordinary Shares of WOW in exchange for the consideration outlined above.

3

 Structure:   The parties acknowledge the terms of this Agreement and the final structure of the proposed Transaction may be altered to reflect the advice provided to the parties by their respective advisors.

4.

Confidentiality:   Each of Global Inc and WOW acknowledges and agree that the other party is prepared to provide, or has provided, certain information (whether in written, electronic, oral, visual or any form) that is confidential or proprietary or, that by the nature of its disclosure or the nature of the information, would reasonably be considered to be confidential to the party disclosing it, including information about its financial condition, results of operations, business, prospects, suppliers, customers and client information, opportunities, strategies, technical information, marketing information and all other non-public information (collectively, the “Confidential Information”). The parties each agree not to use any Confidential Information disclosed to it by the other party for any purpose other than in connection with this agreement. Each party agrees that it will at all times protect the secrecy of the other party’s Confidential Information using the same degree of care, but no less reasonable degree of care that the other party uses to protect similar information it owns of like importance, and will exercise commercially reasonable and diligent efforts to avoid the disclosure or unauthorized use of any Confidential Information. Each party agrees to use commercially reasonable efforts to mark or identify all Confidential Information as confidential at the time of its disclosure or within a reasonable time thereafter. All matters relating to the disclosure of Confidential Information of either party binds its Directors, Officers, employees, consultants and representatives.

5.

Publicity:   No party will issue any press released, public announcement or public statement about the transaction contemplated herein which has not been previously approved by the other party, except that any party may issue a press release or filing with a regulatory authority if counsel for such party advises that such press release or filing is necessary (in which case such party will make a reasonable effort to obtain the approval of the other party).

6.	Representations of Global Inc: Global Inc represents and warrants and acknowledges that WOW is relying upon such representations and warranties in connection with the transaction contemplated herein:

a)	It is a corporation duly incorporated and validly subsisting and in good standing under the laws of the State of Florida;

b)	It has full corporate power, capacity and authority to enter into and perform its obligations under this agreement or any instrument referred to or contemplated by this agreement;

c)	Neither the execution and delivery of this agreement, nor the performance of the transaction contemplated conflicts with, or results in the breach of any agreement to which it is party; and

d)	The entering into this agreement and the performance by Global Inc of its obligations under this agreement have been duly authorized by all necessary corporate action.

7.

Representation of WOW:   The shareholders represent and warrant and acknowledges that Global Inc is relying upon such representations and warranties in connection with this agreement and the transaction contemplate herein.

a)	WOW is a corporation duly incorporated and validly subsisting under the laws of the United Kingdom;

b)

WOW and the shareholders have full corporate power, capacity and authority to enter into and perform their obligations under this agreement or any instrument referred to or contemplated by this agreement;

c)	Neither execution and delivery of this agreement, nor the performance of the transaction contemplated conflicts with, or results in the breach of any agreement to which they are a party;

d)	The entering into this agreement and the performance by WOW of its obligations under this agreement have been duly authorized by all necessary corporate action; and

e)	WOW owns, unencumbered, all the Intellectual Property, source code and software of its programs, platforms and products.

8.	Due diligence and Efforts: The parties confirm that they have undertaken their own due diligence on the Transaction with which they are satisfied.

9.

Costs and Expenses:   Each party will be responsible for its own costs and expenses (including the fees and disbursements of legal counsel) incurred in connection within this Agreement and the Transaction.

10.

Further Assurances:   The parties will with reasonable diligence do all such things and provide all such reasonable assurances as may be required to obtain all third party consents and approval required in connection with the transaction contemplate including, but not limited to, the approval of the SE and each party will provide such further document and instruments and perform such further acts an things as may be reasonably necessary to effect the intent of this agreement.

11.

Successors and Assigns:   This agreement will enure to the benefit of any of and be binding on and enforceable by the parties and, where the context permits, their respective successors (including any successor by reason of the amalgamation of any party) and permitted assigns.

12.	Assignment: Neither party can assign this Agreement without the written consent of the other party.

13.

Entire Agreement:   This agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral.

14.

Amendment of Agreement:   No waiver, addition to or amendment of this agreement will be effective unless made in writing signed by authorized signatories of the parties and is expressly stated to be a waiver, addition or amendment of this agreement, and no such waiver, addition or amendment will obligate any party to any future waivers, additions or amendments except to the extent set out therein.

15.

Governing Law, Jurisdiction and Interpretation:   This agreement will be governed by and construed in accordance with the laws of the State of Florida applicable therein and each party hereby irrevocably attorns to the jurisdiction of the courts of Florida. The insertion of headings in this agreement is for convenience of reference only and will not affect the construction or interpretation of this agreement. The word “or” is not exclusive and the word “including” is not intended to limit in any fashion the matter being described.

16.

Severability:   If any provision of this agreement is determined to be void or unenforceable in whole or in part, it will be severable and will not be deemed to affect or impair the enforceability or validity of any other covenant or provision of this Agreement or any part thereof.

17.

Counterparts:   This agreement may be executed by the parties in as many counterparts as may be necessary, each of which so signed will be deemed to be an original (and each signed copy sent by electronic or facsimile transmission will be deemed to be an original), and such counterpart together will constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the date set forth below.

18.

Independent Legal Advice:   Each of Global Inc and WOW acknowledges that it has read, understands and agrees with all of the provisions of this agreement and acknowledges that they have had the opportunity to obtain independent legal advice with respect thereto.

19.	Regulatory Approval: This agreement and the transactions contemplated hereunder are subject to receipt of written acceptance by any relevant regulatory authority.

Dated this 20th day of December 2017

Signed on Behalf of	Signed on Behalf of
Envoy Group Inc	World on Wireless (UK) Limited

/s/ Harpreet Sangha	/s/ Maner Puyawan
Harpreet Sangha	Maner Puyawan
Chairman	CEO

/s/ John Mittens
John Mittens
Chairman

Appendix 1

SOFTWARE TRANSFER REQUIREMENTS

1.         Delivery of the Software and Intellectual Property. The WOW payments software and Intellectual Property (“IP”) shall be considered delivered upon either the electronic delivery into the Global Inc. designated data room, hosting environment or in a readable CD or file storage format of all Licensed software and associated developer, user guide, product descriptions and facilities and any other materials to ensure completeness of transfer.

The software, IP all associated design notes, development materials, designs, release materials, user guides, system architecture materials whatsoever associated with mobile payments and/or payment card use and/or retail sales or payments of all nature and kind specifically including but not limited to the following core Software modules shall be transferred to Global Inc.

1.	Customer Web &/or Mobile Applications
i)	Enrollment
ii)	Screening
iii)	Registration
iv)	KYC
v)	Cash Deposit-ATM & Retailer
vi)	Cash-Out –ATM & Retailer
vii)	Mobile Top-Up
viii)	P2P Money Transfer
ix)	Account to Account Money Transfer
x)	Bank Account Establishment & Management
xi)	Bank Account Establishment & Management
xii)	Third Party Transaction Statements
xiii)	Donations
xiv)	Credit products
xv)	Loyalty & Rewards
xvi)	Closed Loop and PCI card integration Services
xvii)	Text Messaging

2.	Merchant Web/Mobile & POS Applications
i)	Card Instant Issue
ii)	Cash-In & Cash-Out
iii)	Point of Sale Terminal Management Solutions
iv)	ATM Management
v)	Merchant Cash Advances
vi)	Loyalty and rewards programmes

3.	Web/Mobile Back Office
i)	Registration
ii)	Transaction Audit Trail
iii)	Customer Support portal
iv)	Security Hierarchy
v)	Daily Settlement
vi)	Third Party Provider Reporting

4.	File Processing Applications
i)	Processor Reconciliation Service
ii)	Provider Card Registration Service
iii)	Third Party Transactional Data
iv)	Bank Processor Interface Services

2.         Transfer Coordinator.  Global Inc. shall appoint a Software Transfer Coordinator who shall be responsible for the manner of the transfer and acceptance of all Software and IP owned by WOW, including all developments, additions and enhancements made to the software subsequent to the date of this Agreement.

3.         Software Upgrades.  At 2 monthly intervals, commencing the date of this Agreement, WOW shall provide Global Inc. full information on the changes and additions made to the Software and IP in a form acceptable to the Software Transfer Coordinator.

4.         Confidentiality. The WOW Software and IP is confidential and constitutes proprietary trade secrets of WOW, protected by law, and of substantial value to WOW, and its use and disclosure must be carefully and continuously controlled. Global Inc. shall not, directly or indirectly, or permit others to remove any proprietary information contained or included in any material provided by WOW.